Exhibit No. 10.10

January 16, 2013
[Executive Name and
Address]

Grant Agreement

Dear _______:
On January 16, 2013 (the “Grant Date”), the Compensation Committee (the “Committee”) of PDC Energy, Inc. (the “Company”) approved the following grants to you pursuant to the Company's 2010 Long-Term Equity Compensation Plan (the “Plan”):

•	______ Shares of Restricted Stock of the Company; and

•	______ Stock Appreciation Rights (“SARs”) of the Company.

All grants are subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.
Restricted Stock
The Restricted Stock shall vest in equal annual installments over three (3) years beginning on the first anniversary of the Grant Date, provided you remain in Continuous Service (as defined below) from the Grant Date to the applicable Vesting Date, as set forth below:

Number of Shares	Vesting Date
1/16/2014
1/16/2015
1/16/2016
For purposes of this Grant Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an Employee or Non-Employee Director. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an Employee but continue to perform services as a Non-Employee Director.
1.    The Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until vested.
2.    All rights with respect to the non-vested Restricted Stock granted to you will be available for your lifetime only to you or your legal representative.

3.    You will not have voting rights for non-vested Restricted Stock.
4.    You will be entitled to receive all regular cash dividends on non-vested shares of Restricted Stock; provided, however, that all such regular cash dividends accruing during the period when the related shares of Restricted Stock are non-vested shall be accumulated and paid on the date on which the related shares of Restricted Stock become vested. In the event the shares of Restricted Stock to which the dividends relate are forfeited, the related accumulated dividends shall also be forfeited.
5.    If you voluntarily terminate your Continuous Service other than for Good Reason or your Continuous Service is terminated for Cause (as the terms “Good Reason” and “Cause” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any non-vested shares of Restricted Stock will be forfeited as of the date of termination.
6.    In the event of the termination of your Continuous Service due to death or Disability, as defined in the Plan, or due to a termination without Cause or your voluntary resignation for Good Reason (as the terms “Cause” and “Good Reason” are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant), any restrictions imposed on the Restricted Stock will lapse and any non-vested shares of Restricted Stock will vest as of your date of termination.
7.    In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, any restrictions imposed on the Restricted Stock will lapse and any non-vested Restricted Stock will vest.
8.    With respect to withholding required upon the vesting of the Restricted Stock, or upon any other taxable event arising as a result of Awards of Restricted Stock granted hereunder, you may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold vested shares having a fair market value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction. Any such election shall be irrevocable, made in writing and delivered to the Company, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate
Stock Appreciation Rights
A total of _____ SARs shall be granted to you as of the Grant Date with an exercise price of $_____ per SAR (the “Exercise Price”), the fair market value of a share of the Company's stock as of the Grant Date. The SARs will vest in equal annual installments over three (3) years beginning on the first anniversary following the Grant Date as follows, provided you remain in Continuous Service from the Grant Date to the applicable Vesting Date, as set forth below:

Number of SARs Vested	Vesting Date
1/16/2014
1/16/2015
1/16/2016

SARs may be exercised at any point in time between the Vesting Date for such SAR and January 15, 2023. Upon exercise, and subject to applicable tax withholding, you will be entitled to the difference between the fair market value of a share of the Company on the exercise date and the Exercise Price, multiplied by the number of SARs exercised (the “Appreciation Amount”). Payment will be made to you in a number of shares which have a Fair Market Value on the exercise date equal to the Appreciation Amount. Notwithstanding the foregoing, any amount that would otherwise be paid to you in fractional shares shall instead be paid to you cash.
The SARs may not be exercised by you unless at the time of the exercise you are an in the Continuous Service of the Company; provided, however that the SARs can be exercised following your termination of Continuous Service during the term of the SAR as outlined below. SARs which do not become exercisable at the time of your termination of Continuous Service shall expire and no longer be in effect upon your date of termination.
1.    Death or Disability. In the event of your death or Disability, as defined in the Plan, while in the Continuous Service of the Company or an Affiliate, all non-vested SARs shall immediately vest and become exercisable upon your date of termination. You or your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution, may, within a period of not more than twelve (12) months after the date of termination due to death or Disability, exercise the SARs. In no event may the SARs be exercised later than January 15, 2023.
2.    Voluntary Termination other than for Good Reason. If you voluntarily terminate your Continuous Service with the Company, or an Affiliate, other than for Good Reason (as defined below), you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or the laws of descent and distribution), may, within a period of not more than three (3) months after termination, exercise the SARs if and to the extent they were exercisable at the date of termination. In no event may the SARs be exercised later than January 15, 2023.
3.    Termination without Cause or for Good Reason. If your Continuous Service is terminated by the Company without Cause or you voluntarily terminate for Good Reason, as those terms are defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant, all non-vested SARs shall immediately vest and you (or in the event of death, your beneficiary, legal representative or other person or persons to whom your rights under the SARs shall pass by will or laws of descent and distribution), may, within a period of not more than three (3) months after termination, exercise the SARs. In no event may the SARs be exercised later than January 15, 2023.
4.    Change in Control. In the event of a “Change in Control” (as defined in the Plan) while you are in the Continuous Service of the Company, all outstanding SARs will vest and become exercisable immediately prior to the Change in Control transaction.
5.    Termination for Cause. If you are terminated for Cause, as defined in your employment agreement, if any, or if none, in any Company severance plan in which you are a participant, all outstanding non-vested SARs shall be forfeited as of your termination date.
The SARs may be exercised in whole or in part by filing written notice with the Company in the form specified by the Company. You may satisfy your tax withholding obligations through the surrender of shares which you already own or from which you are entitled to receive as a result of the exercise of the SARs. No shares shall be issued to you until full satisfaction of the minimum tax withholding obligations.
The Compensation Committee has the right to amend this Grant Agreement at any time provided that it does not reduce the benefits to which you are entitled without your consent. This Grant Agreement is binding on both parties and their successors.

IN WITNESS WHEREOF, the parties have executed this Grant Agreement effective as of the day and year first above written.

ATTEST:
[Corporate Seal]            PDC ENERGY, INC.

_____________________        By:    ____________________________________

Date:    ____________________________________

GRANTEE

_____________________        __________________________________________
Witness                Signature

Date:    ____________________________________

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